News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES SHARES ADDITIONAL
BUSINESS UPDATES RELATED TO COVID-19

FOREST CITY, IOWA, April 8, 2020 - Winnebago Industries, Inc. (NYSE:WGO) today provided an update on additional actions the Company is taking in response to the COVID-19 pandemic, including with regard to its manufacturing operations, and ongoing cost containment and financial management initiatives.

Manufacturing Operations Update
Each business within Winnebago Industries currently continues to perform essential activities for its dealers and end customers, including remote retail support for dealers, along with technical care, warranty administration, and parts fulfillment.
In addition, the Company intends to resume production at certain of its locations, beginning the week of April 13th. The following high-level overview of production resumption plans is subject to change, as the Company will continue to evaluate the operating environment and guidance from the Centers for Disease Control and Prevention (CDC), the World Health Organization (WHO), and state and federal governments:

•Chris-Craft – week of April 13th
•Specialty Vehicles – week of April 13th
•Newmar – week of May 4th
•Grand Design RV – week of May 4th
•Winnebago Motorhomes – week of May 4th
•Winnebago Towables – week of May 18th

As the Company resumes operations in select areas, all employees are required to adhere to applicable safety protocols whether working physically on campus or offsite. Winnebago Industries is taking additional precautions to ensure the safety of its employees, including but not limited to appropriate social distancing measures, strict sanitization practices, and daily employee health checks.

Cost Containment and Financial Management
Since the beginning of the COVID-19 crisis, Winnebago Industries has implemented significant cost containment and financial management measures. The Company continues to take appropriate steps to maintain and enhance its financial flexibility, including the following preemptive actions tailored to each business unit and enterprise function, related to hourly and salaried personnel:

•Reductions including furloughs and layoffs
•Pay adjustments
•Contractor reductions

Impacted production employees working in business units with return dates after April 13 will not be extended wage payments during time off but will be provided medical and dental insurance benefits during this unpaid leave. The Company will be paying the employee’s portion of the medical and dental insurance premiums through the end of April. Any voluntary benefit premium will be the responsibility of the employee.
“The coronavirus pandemic continues to create a very challenging economic environment for the industries in which we compete. Our top priorities during these uncertain times remain the health of our employees and the financial stability of our Company,” said Winnebago Industries President and CEO Michael Happe. “Several weeks ago we announced a temporary suspension of most production activities. Following that decision, we have continued to monitor the health crisis and its related financial impact on our end customers, channel partners, and suppliers, so that we could determine a reasonable time to return to work safely. In addition, we have continued to take the financial management steps we believe are necessary to ensure the strength of our business long-term. Finally, despite these challenging times, we are confident the outdoor recreation industry will rebound in the future, and as such, we will carefully activate our leading brands and sound strategies against available demand as it gradually recovers.”

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of recreation vehicles under the Winnebago, Grand Design, Newmar and Chris-Craft brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Oregon, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated duration of the suspension of the Company’s operations. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to developments regarding the coronavirus situation and its impact on the Company’s employees, communities and other stakeholders. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.